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                                                        Exhibit 10(L)


January 23, 1996

                                      NOTE

        For value received, Craig S. Miller promises to pay the principal sum of One Hundred and Fifty Thousand ($150,000.00) Dollars to the order of Uno Restaurants, Inc., which is hereinafter referred to as "Payee." The principal sum represents the amount loaned to him by Payee on this date.

                           Article 1. Maker and Payee

        Section 1.1. Maker.

        Craig S. Miller's present residence is 14 Standish Road, Needham, Massachusetts 02192. Mr. Miller is hereinafter referred to as "Maker."

        Section 1.2. Payee.

        Uno Restaurants, Inc. is a Massachusetts corporation. It has an office at 100 Charles Park Road in West Roxbury, Ma. 02132. Uno Restaurants, Inc. or any party to whom it negotiates this Note is hereinafter referred to as the "Holder."

                          Article 2. The Indebtedness

        Section 2.1. Payment of the Indebtedness.

        (a) Maker promises to pay the "Debt," as defined in this Section, to the order of Payee. The Debt is the sum of the principal indebtedness outstanding under this Note and the applicable interest and other charges to be paid by Maker pursuant to this instrument. Maker shall pay all expenses incurred by the Holder in connection with enforcement of this Note, including all costs of collection, attorney's fees and expenses in addition to the Debt.

        (b) The principal indebtedness is (in U.S. currency) One Hundred and Fifty Thousand ($150,000.00) Dollars.

        (c) Prior to any default hereunder, this Note shall bear interest on the unpaid balance of the principal indebtedness at an annual rate equal to 7.30% per year (the "Loan Rate").

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        Section 2.2. Maturity Date.

        Maker shall repay the principal indebtedness and all accrued interest on the "Maturity Date." The "Maturity Date" shall be the earlier to occur of
(a) March 31, 1997, or (b) the date on which Maker's employment with Payee or its affiliates shall terminate, or (c) at such time as the value of Uno Restaurant Corporation stock shall be equal to or greater than $9.00 per share for at least 30 days.

        Section 2.3. Payments.

        Payments of interest due hereunder shall be made no less often than quarterly on March 31, June 30, September 30 and December 31 of each year. Maker may prepay the entire outstanding principal indebtedness, or any part of the entire outstanding principal indebtedness, at any time during the term of this instrument without penalty. Payments of any kind shall be applied first to reduce outstanding interest, then to reduction of the principal indebtedness.

        Section 2.4. Default Interest Rate.

        If Maker has not repaid the Debt by the Maturity Date, the Debt shall thereafter bear interest at the annual rate of 4% over the Loan Rate ("the Default Interest Rate"), as the same may fluctuate from time to time, until the Debt and the collection expenses of the Holder shall have been paid in full. The Default Interest Rate may not exceed the maximum legal rate, and it may be reduced from the rate stated herein only to the extent necessary to allow for the maximum lawful rate if it is excessive.

                         Article 3. General Provisions

        Section 3.1. Governing Law.

        This instrument shall be governed and construed in accordance with the laws of the State of Massachusetts. Maker consents to the jurisdiction of the Massachusetts courts.

        Section 3.2. Expenses of Collection.

        If payment is not made when due and Holder brings legal proceedings to collect the payment, Maker shall be required to reimburse Holder for the reasonable fees and disbursements of the collection, including those of attorneys engaged with respect to the collection in addition to interest at the Default Interest Rate following the Maturity Date.

        Section 3.3. Waivers.

        Presentment for payment, notice of dishonor, protest and notice of protest, and all defenses are hereby waived. Maker and Holder waive their rights to jury trial with respect to this Note. Any

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